Contact:

Mary Coleman

Savient Pharmaceuticals, Inc.

information@savient.com

(732) 418-9300

Susan Neath

Burns McClellan

sneath@burnsmc.com

(212) 213-0006

Savient Pharmaceuticals Reports First Quarter 2009 Financial Results

Conference Call Scheduled for May 7, 2009 at 10:00 a.m. EDT

EAST BRUNSWICK, N.J. - (May 6, 2009) - Savient Pharmaceuticals, Inc. (NASDAQ: SVNT) today reported financial results for the three months ended March 31, 2009. For the first quarter of 2009, the Company had a net loss of $21.9 million, or $0.41 per basic and diluted share, on total revenues of $1.1 million compared with a net loss of $17.6 million, or $0.33 per basic and diluted share on total revenues of $1.2 million for the same period in 2008. The Company ended the quarter with $58.1 million in cash and short-term investments, a reduction of $20.5 million during the quarter. In April 2009, we raised $31.0 million from a registered direct offering, which yielded $29.0 million in cash, net of offering and related expenses. Our pro forma cash and short-term investments balance as of March 31, 2009, reflecting receipt of the net proceeds from the April registered direct offering, is $87.1 million.

Operational Highlights:

  Filed key amendments to our Biologics License Application (BLA) for KRYSTEXXA™ (pegloticase) to strengthen and clarify data included in our previously submitted BLA. The BLA priority review Prescription Drug User Fee Act (PDUFA) action date was extended by three months to August 1, 2009.

  First published study to document a significant loss in the quality of life and increased functional disability in patients with treatment failure gout appeared in the Journal of Rheumatology.

"We began the year with the notification from the Food and Drug Administration (FDA) of a priority review for KRYSTEXXA and we focused our Company priorities on obtaining FDA approval," said Paul Hamelin, President of Savient. "Early in the quarter, we combined the insights and strategic input of our panel of world class external experts with our internal understanding of this application resulting in our decision to file several key amendments which we believe strengthened and clarified the BLA. The FDA reviewed the amendments and determined that the additional information contained in the submissions constituted major amendments, accepted the amendments to the BLA and elected to extend the current review period and revised our PDUFA date to August 1, 2009. We also took aggressive steps to maintain a stable balance sheet by effectively controlling expenses during the period despite growing resource needs for manufacturing, the approval process and prelaunch preparation. In conjunction with being financially prudent, we successfully completed an important financing in the face of extraordinary market conditions, allowing us to strengthen our cash position as we approach our PDUFA action date. We believe the first quarter of 2009 has been an important transitionary quarter for the Company, resulting in significant progress achieved towards our commitment to bring KRYSTEXXA to the market to treat the disabling aspects of the treatment failure gout population."

Financial Results of Operations for the Three Months Ended March 31, 2009

Total revenues decreased $0.1 million, or 8%, to $1.1 million for the three months ended March 31, 2009, from $1.2 million for the three months ended March 31, 2008. The decrease was due to lower gross product sales of Oxandrin®, our product that promotes weight gain following involuntary weight loss due to disease or medical condition, as a result of the continued impact of generic competition partially offset by lower provisions for product returns year over year. We expect that revenues from Oxandrin and our authorized generic product oxandrolone will decrease or remain flat in future periods, due to generic competition and overall demand for the product.

Cost of goods sold increased $0.2 million, or 47%, to $0.5 million for the three months ended March 31, 2009, from $0.3 million for the three months ended March 31, 2008. The increase is substantially due to a change in our product mix, as our authorized generic oxandrolone has become a greater percentage of overall gross sales and carries higher costs of sales than Oxandrin.

Research and development expenses increased by $1.6 million, or 14%, to $12.8 million for the three months ended March 31, 2009, from $11.2 million for the three months ended March 31, 2008. The increase was primarily due to $1.8 million of costs associated with the manufacturing of commercial batches of pegloticase active pharmaceutical ingredient (API) by our third-party manufacturer and an additional severance liability recorded during the quarter. Partially offsetting these higher expenses were lower validation and technology transfer costs relating to our secondary source supplier for pegloticase API.

Selling, general and administrative expenses increased $0.2 million, or 2%, to $9.5 million for the three months ended March 31, 2009, from $9.3 million for the three months ended March 31, 2008. The increase was mainly due to an additional severance liability recorded during the quarter partially offset by lower legal fees as the prior year results reflect expenses for Oxandrin-related patent infringement litigation.

Investment income, net decreased $1.2 million to an expense of $0.2 million for the three months ended March 31, 2009, from income of $1.0 million for the three months ended March 31, 2008. The decrease was primarily attributable to lower dividend and interest income from lower cash, cash equivalent and investment balances and as a result of lower yields earned on these investments.

CONFERENCE CALL

Savient will host a live web cast to review first quarter 2009 results on May 7, 2009 at 10:00 a.m. EDT. Both the live and archived web cast can be accessed from the Investor Relations page of Savient's website at http://www.savient.com. A digital recording of the web cast will be available approximately one-hour following the conclusion of the call and will be available for fourteen days. A telephone replay will be available from 1:00 p.m. EDT on May 7, 2009 through 11:59 p.m. EDT on May 21, 2009. To access the recording, use the Dial-In Number and the Conference ID listed below:

Dial: (888) 203-1112 (domestic) or (719) 457-0820 (international)

Conf ID: 4393613

ABOUT SAVIENT PHARMACEUTICALS, INC.

Savient Pharmaceuticals, Inc. is a specialty biopharmaceutical company focused on developing and marketing pharmaceutical products that target unmet medical needs in both niche and broader specialty markets. Savient's product development candidate, KRYSTEXXA™ (pegloticase) for treatment failure gout has reported positive Phase 1, 2 and 3 clinical data. The KRYSTEXXA Phase 3 clinical studies were completed in October 2007; the BLA was filed with the FDA in October 2008 and the FDA granted priority review status in December 2008. The Company submitted amendments to the BLA to the FDA in January 2009 and the FDA extended the review period by three months, revising the PDUFA date to August 1, 2009. Savient has exclusively licensed worldwide rights to the technology related to KRYSTEXXA, formerly referred to as Puricase®, from Duke University and Mountain View Pharmaceuticals, Inc. Savient also manufactures and supplies Oxandrin® (oxandrolone tablets, USP) CIII in the U.S. Further information on Savient can be accessed by visiting: http://www.savient.com. Puricase is a registered trademark of Mountain View Pharmaceuticals, Inc.

FORWARD-LOOKING LANGUAGE

All statements other than statements of historical facts included in this press release are forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such statements. These risks, trends and uncertainties are in some instances beyond our control. Words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "will" and other similar expressions help identify forward-looking statements, although not all forward-looking statements contain these identifying words. In particular, any statements regarding the efficacy and safety of KRYSTEXXA™ (pegloticase), our BLA filing with the FDA, the Advisory Committee, approval of the BLA, preparation for commercialization of KRYSTEXXA, and the market for KRYSTEXXA, are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties and are based on our assessment and interpretation of the currently available data and information, our Phase 3 clinical data and on current expectations, assumptions, estimates and projections about our business and the biopharmaceutical and specialty pharmaceutical industries in which we operate. Important factors that may affect our ability to achieve the matters addressed in these forward-looking statements include, but are not limited to, the delay or failure in completing development of KRYSTEXXA and developing other product candidates; our stock price and market conditions; varying interpretations of our clinical and CMC data by the FDA; delay achieving or failure to achieve FDA approval of KRYSTEXXA; inability to manufacture commercial quantities of our products; inability to gain market acceptance sufficient to justify development and commercialization costs if our products are approved for marketing; our continuing to incur substantial net losses for the foreseeable future; difficulties in obtaining financing; potential development of alternative or more effective products by competitors; reliance on third parties to manufacture, market and distribute many of our products; economic, political and other risks associated with foreign operations; risks of maintaining protection for our intellectual property; risks of an adverse determination in ongoing or future intellectual property litigation; and risks associated with stringent government regulation of the biopharmaceutical industry and other important factors set forth more fully in our reports filed with the Securities and Exchange Commission, to which investors are referred for further information. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements, which speak only as of the date of publication of this press release to shareholders. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make. We do not have a policy of updating or revising forward-looking statements and, except as required by law, assume no obligation to update any forward-looking statements.

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SVNT-I

(Tables to Follow)

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SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	March 31, 2009	December 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$57,005	$76,315
Short-term investments (including restricted investments)	1,067	2,282
Accounts receivable, net	727	822
Inventories, net	1,507	1,892
Recoverable income taxes	5,526	5,526
Prepaid expenses and other current assets	2,275	2,782
Total current assets	68,107	89,619
Deferred income taxes, net	4,500	4,200
Property and equipment, net	1,273	1,393
Other assets (including restricted cash and investments)	3,103	3,010
Total assets	$76,983	$98,222
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$5,636	$5,888
Deferred revenues	371	451
Other current liabilities	16,652	18,650
Total current liabilities	22,659	24,989
Other liabilities	10,230	9,809
Commitments and contingencies
Stockholders' Equity:
Preferred stock - $.01 par value 4,000,000 shares authorized; no shares issued	-	-
Common stock - $.01 par value 150,000,000 shares authorized; 54,960,000 issued and outstanding at March 31, 2009 and 54,654,000 shares issued and outstanding at December 31, 2008	550	547
Additional paid in capital	216,831	214,467
Accumulated deficit	(173,563)	(151,614)
Accumulated other comprehensive income	276	24
Total stockholders' equity	44,094	63,424
Total liabilities and stockholders' equity	$76,983	$98,222

SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
Revenues:
Product sales, net	$1,085	$1,144
Other revenues	3	44
	1,088	1,188
Cost and expenses:
Cost of goods sold	491	333
Research and development	12,763	11,161
Selling, general and administrative	9,468	9,264
	22,722	20,758

Operating loss	(21,634)	(19,570)
Investment income (expense), net	(202)	953
Other expense, net	(113)	(150)

Loss before income taxes	(21,949)	(18,767)
Income tax benefit	-	(1,215)

Net loss	$(21,949)	$(17,552)

Loss per common share:
Basic and diluted	$(0.41)	$(0.33)

Weighted average number of common and common equivalent shares:
Basic and diluted	53,983	53,276